FOR IMMEDIATE RELEASE
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
August 6, 2009

SJI Reports Second Quarter 2009 Results
Targets Growth of 5-8% over 2008 Economic EPS

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the second quarter of 2009 of $5.0 million, or $0.17 per share, as compared with a loss of $13.3 million, or $0.45 cents per share, for the second quarter of 2008. For the first half of 2009, GAAP income from continuing operations was $36.7 million, or $1.23 per share, as compared with $11.4 million, or $0.38 per share, in the first six months of 2008.

On an Economic Earnings basis, income from continuing operations for the second quarter of 2009 was $4.6 million or $0.15 per share, as compared with $7.6 million or $0.26 per share during the same period last year. Income from continuing operations on an Economic Earnings basis for the first half of 2009 was $48.3 million, or $1.62 per share, as compared with $46.8 million, or $1.57 per share, for the same period last year.

“While the trajectory of the economy is still unclear, SJI’s second quarter performance builds on our record first quarter results and positions us well to deliver solid growth for FY 2009 of between $2.38 to $2.45, or 5% to 8%, over 2008 Economic EPS ,” said SJI Chairman & CEO Edward J. Graham. “An ongoing company-wide focus on efficiency, coupled with strong performance at key non-utility businesses, continues to drive our performance. SJI’s prospects for the remainder of 2009 and beyond are very bright,” continued Graham.

A reconciliation of Economic Earnings to net income for the second quarter and first half of fiscal 2009 and 2008 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.
	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income/(Loss) from Continuing Operations	$5,031	$(13,281)	$36,653	$11,431
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,875)	25,573	7,666	41,115
Realized (Gains)/Losses on Inventory Injection Hedges	2,464	(4,668)	4,024	(5,729)
Economic Earnings	$4,620	$7,624	$48,343	$46,817

Earnings per Share from Continuing Operations	$0.17	$(0.45)	$1.23	$0.38
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.10)	0.87	0.26	1.38
Realized (Gains)/Losses on Inventory Injection Hedges	0.08	(0.16)	0.13	(0.19)
Economic Earnings per Share	$0.15	$0.26	$1.62	$1.57
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SJI Earnings – Add 1

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $2.1 million for the second quarter of 2009 versus a loss of $16.8 million in the same period last year. On an Economic Earnings basis, non-utility operations contributed $1.7 million in the second quarter of 2009 as compared with $4.1 million last year. Second quarter 2009 results were driven primarily by the impact of hedge losses associated with Asset Management and Marketing transactions that had produced significant benefits to results in other periods.

For the first six months of 2009, income from continuing operations on a GAAP basis was $8.7 million, compared with a loss of $17.1 million for the same period in 2008. On an Economic Earnings basis, non-utility income from continuing operations was $20.4 million for the first six months of 2009, compared with $18.3 million in 2008. The increase in Economic Earnings was due primarily to strong performance in our Asset Management and Marketing business.

Performance in our key non-utility business lines was as follows:

•
Asset Management & Marketing - Economic Earnings in the second quarter of 2009 were $0.7 million versus $2.7 million in the comparable quarter last year. For the first half of 2009, this business line produced Economic Earnings of $17.4 million compared with $15.0 million in the first six months of 2008. Decisions that optimized the value of the storage and transportation assets of this business and significantly benefited earlier periods, including first quarter 2009 Economic Earnings performance, reduced Economic Earnings by $2.4 million during the second quarter. We currently have total gas storage capacity of 12.2 Bcf under management and 153,000 dekatherms per day of pipeline capacity, which creates opportunities for this business to lock in attractive margins resulting from volatility in market pricing.

For the upcoming 2009-2010 winter season the storage and transportation assets for this business are almost fully utilized and hedged. Based upon current market conditions that include low natural gas prices, our portfolio of assets reflects a pre-tax value of $31.6 million for the 2009/2010 winter season. However, as we’ve done during prior winter seasons, we have identified a number of opportunities to further improve earnings by trading around market spreads to optimize the value of these assets.

During the second quarter, the leaseholder on our Marcellus acreage began drilling its initial well. According to both Penn State geoscientist Terry Engelder and early production reports from other major gas producers, the Marcellus Shale play holds great promise to be one of the largest sources of natural gas in the country. SJI will receive royalties on production from wells drilled and has certain working interest ownership rights as well. We also continue to expand our marketing activities in the area and are now actively marketing 125,000 mmbtu’s per day from 10 producers.

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SJI Earnings – Add 2

•
On-Site Energy Production – Marina Energy, our on-site energy production business, added $0.9 million in Economic Earnings to SJI’s bottom line in the second quarter of 2009, compared with $1.2 million in the prior year period. Overall, lower air conditioning demand at our energy facilities due to significantly cooler temperatures experienced during the second quarter was the primary driver for the decrease in earnings. During the first half of 2009, Marina Energy produced $2.3 million of Economic Earnings, compared with $2.4 million for the same period in 2008.

Looking to other energy project opportunities, Marina’s fifth landfill gas-to-electricity project, which is a joint-venture to develop a facility for eight jurisdictions in northeastern Maryland, is in the design and permitting stage. We anticipate commercial operation will commence in early 2010. Scheduled to be completed by the end of 2009, is a third phase to a multi-million dollar solar facility that we own and operate for an educational facility in southern New Jersey. We are also evaluating the feasibility of developing a combined heat and power facility in Atlantic County, N.J. for three contiguous operations and anticipate delivering a full proposal by the end of Q3, 2009.  We continue to pursue energy project opportunities similar to these, as well as other combined heat and power (CHP or cogeneration) projects in line with the recently announced New Jersey Energy Master Plan and energy initiatives at the Federal level. In fact, we are currently in advanced discussions on several CHP and landfill projects. Medical, educational and governmental facilities are particularly well-suited applications for these projects. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

•
Retail Services – Retail services, which include appliance warranty and repair, HVAC installation, and meter reading, contributed $0.1 million in the second quarter of 2009, compared with $0.2 million in the same period last year. For the first half of 2009, this business produced $0.6 million versus $0.9 million during the first six months of 2008.

Utility Business Performance: South Jersey Gas contributed $3.0 million to second quarter 2009 net income compared with $3.4 million contributed in the second quarter of 2008. Net income for the first six months of 2009 was $28.0 million as compared with $28.5 million last year. Higher net margin and lower interest expense were offset by significantly higher pension expense and other post-retirement benefit costs, and higher general operating expenses.

•
Regulatory Update – In July, SJG received approval from the NJ Board of Public Utilities (NJBPU) to provide incentives which support energy efficiency and reduce consumers’ energy bills, while also creating jobs in support of Gov. Corzine’s Economic Stimulus Plan. The energy efficiency initiative involves implementation of five programs over the next two years totaling over $17 million that are incremental to the company’s Conservation Incentive Program. Like the infrastructure improvement plan that was approved in April 2009, this program allows SJG to receive a return on, and, over time, the return of, funds invested.   The CIP, a form of decoupling approved by the NJBPU in October 2006, allows for SJG to advocate for energy efficiency without adversely impacting income.

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SJI Earnings – Add 3

Work is also progressing on the infrastructure projects announced earlier in the year that were approved by the NJBPU in April. SJG is well on track to make an incremental $70 million of capital expenditures in 2009 with an additional $33 million scheduled in 2010. These infrastructure improvements will result in enhanced delivery of safe and reliable service to customers while providing incremental net income which will benefit the second half of 2009 and the full year 2010.  As part of the approval of the energy efficiency and infrastructure programs, SJG is required to file a base rate case to adjust rates.

•
Customer Growth - South Jersey Gas added 4,357 customers during the 12-month period ended June 30, 2009, for a total of 340,767. We achieved the 1.3% increase despite the significant slowdown in the new housing construction market nationwide. We continue to see significant interest in conversions to natural gas from other fuel sources. Our recent gas main extension project in Cape May County, which provides over 5,000 potential conversion customers, as well as aggressive marketing campaigns into other parts of our service area without natural gas service, have been well received.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 52% at June 30, 2009, unchanged from the same point in 2008. Our goal remains for this ratio to average 50% annually.

SJG’s Debt Securities Upgraded by Moody’s: On August 3, Moody’s Investors Service upgraded SJG’s senior secured debt rating from A3 to A2.  This upgrade was part of an industry-wide review designed to recognize the historically lower default rates of regulated utilities compared with non-financial, non-utility corporate issuers. As part of that action, Moody’s also assigned an Issuer rating of Baa1 to SJG’s senior unsecured debt.

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SJI Earnings – Add 4

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Asset Management & Marketing Economic Earnings, and On-site Energy Production Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 5
	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income/(Loss) from Continuing Operations	$5,031	$(13,281)	$36,653	$11,431
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,875)	25,573	7,666	41,115
Realized (Gains)/Losses on Inventory Injection Hedges	2,464	(4,668)	4,024	(5,729)
Economic Earnings	$4,620	$7,624	$48,343	$46,817

Earnings per Share from Continuing Operations	$0.17	$(0.45)	$1.23	$0.38
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.10)	0.87	0.26	1.38
Realized (Gains)/Losses on Inventory Injection Hedges	0.08	(0.16)	0.13	(0.19)
Economic Earnings per Share	$0.15	$0.26	$1.62	$1.57

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(in thousands except per share data)		(in thousands except per share data)

Non-Utility Income/(Loss) From Continuing Operations	$2,123	$(16,771)	$8,700	$(17,124)
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,875)	25,573	7,666	41,115
Realized (Gains)/Losses on Inventory Injection Hedges	2,464	(4,668)	4,024	(5,729)
Non-Utility Economic Earnings	$1,712	$4,134	$20,390	$18,262

Asset Management & Marketing Income/(Loss) From Continuing Operations	$(148)	$(18,162)	$5,436	$(20,431)
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(1,602)	25,573	7,989	41,115
Realized (Gains)/Losses on Inventory Injection Hedges	2,464	(4,668)	4,024	(5,729)
Asset Management & Marketing Economic Earnings	$714	$2,743	$17,449	$14,955

On-site Energy Production Income From Continuing Operations	$2,187	$1,226	$2,619	$2,384
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Interest Rate Derivatives	(1,273)	-	(323)	-
On-site Energy Production Economic Earnings	$914	$1,226	$2,296	$2,384
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SJI Earnings – Add 6

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will host an open conference call and webcast on Thursday, August 6, 2009 at 2:00 pm EDT to discuss the company’s second quarter 2009 results and future prospects. To participate in the conference call, dial 1-888-680-0869 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 42191228. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 37458978. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended June 30,			Six Months Ended June 30,
			Increase			Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Operating Revenues:
Utility	$64,455	$93,163	$(28,708)	$304,564	$329,575	$(25,011)
Nonutility	70,028	42,677	27,351	192,095	154,312	37,783

Total Operating Revenues	134,483	135,840	(1,357)	496,659	483,887	12,772

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	29,526	59,855	(30,329)	192,499	221,280	(28,781)
Nonutility	61,106	63,875	(2,769)	163,641	169,206	(5,565)
Operations	22,077	18,888	3,189	44,990	38,882	6,108
Maintenance	1,706	1,635	71	3,861	3,487	374
Depreciation	7,629	7,238	391	15,289	14,425	864
Energy and Other Taxes	1,667	2,116	(449)	6,834	6,982	(148)

Total Operating Expenses	123,711	153,607	(29,896)	427,114	454,262	(27,148)

Operating Income (Loss)	10,772	(17,767)	28,539	69,545	29,625	39,920
			-
Other Income and Expense	(117)	353	(470)	344	633	(289)
Interest Charges	(4,112)	(5,487)	1,375	(9,005)	(11,501)	2,496

Income (Loss) Before Income Taxes	6,543	(22,901)	29,444	60,884	18,757	42,127

Income Taxes	(3,056)	9,286	(12,342)	(23,274)	(7,878)	(15,396)
Equity in Earnings of Affiliated Companies	1,502	229	1,273	(933)	446	(1,379)

Income (Loss) from Continuing Operations	4,989	(13,386)	18,375	36,677	11,325	25,352

Loss from Discontinued Operations - (Net of tax benefit)	(23)	(1)	(22)	(42)	(25)	(17)

Net Income (Loss)	4,966	(13,387)	18,353	36,635	11,300	25,335

Less: Net (Income) Loss Attributable to Noncontrolling Interest in Subsidiaries	42	105	(63)	(24)	106	(130)

Net Income (Loss) - Attributable to South Jersey Industries, Inc.	$5,008	$(13,282)	$18,290	$36,611	$11,406	$25,205

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income (Loss) from Continuing Operations	$5,031	$(13,281)	$18,312	$36,653	$11,431	$25,222
Loss from Discontinued Operations - (Net of tax benefit)	(23)	(1)	(22)	(42)	(25)	(17)

Net Income	$5,008	$(13,282)	$18,290	$36,611	$11,406	$25,205

Basic Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$0.169	$(0.447)	$0.616	$1.231	$0.385	$0.846
Discontinued Operations	(0.001)	0.000	(0.001)	(0.001)	(0.001)	(0.000)

Basic Earnings Per Common Share	$0.168	$(0.447)	$0.615	$1.230	$0.384	$0.846

Average Common Shares Outstanding - Basic	29,796	29,728	68	29,774	29,684	90

Diluted Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	0.168	(0.447)	0.615	1.227	0.383	0.844
Discontinued Operations	(0.001)	0.000	(0.001)	(0.002)	0.000	(0.002)

Diluted Earnings Per Common Share	$0.167	$(0.447)	$0.614	$1.225	$0.383	$0.842

Average Common Shares Outstanding - Diluted	29,902	29,728	174	29,876	29,809	67

FOR IMMEDIATE RELEASE